Exhibit 99.1

Ariba’s Board of Directors Extends Stock Buy-Back Program

SUNNYVALE, Calif., July 27, 2004 - Ariba®, Inc. (Nasdaq: ARBA), the leading Spend Management (SM) solutions provider, today announced that its Board of Directors has approved an extension of its previously-authorized stock repurchase program. Under the extended program, repurchases of shares of Ariba’s outstanding common stock having a value of up to $50 million may be made over the course of the next 18 months. Such repurchases are expected to be made periodically in the open market based on market conditions.

There are currently approximately 63 million shares of Ariba common stock outstanding.

About Ariba, Inc.

Ariba, Inc. is the leading provider of Spend Management (SM) solutions. Ariba helps companies realize rapid and sustainable bottom-line results. Successful companies around the world in every industry use Ariba Spend Management software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of pending or potential future regulatory or legal proceedings relating to the restatement of our financial statements and the level of associated professional fees and expenses; the impact of acquiring Alliente, Softface and FreeMarkets, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed May 17, 2004 and in its Form S-4 filed May 13, 2004.

Investor contact:	John Ederer, (650) 390-1617 or jederer@ariba.com
Media contact:	Ingrid Bell, (650) 390-1525 or ibell@ariba.com